Exhibit 99.1

CINEDIGM ANNOUNCES ANOTHER ACCRETIVE CONVERTIBLE
DEBT EXCHANGE TO FURTHER STRENGTHEN BALANCE SHEET

Los Angeles, CA, February 21, 2017 - Cinedigm Corp. (NASDAQ: CIDM) (the “Company”) today announced that it has executed another accretive financial exchange transaction as part of its overall strategy to further strengthen its balance sheet.

On February 17, 2017, Cinedigm entered into an exchange agreement in which the Company agreed to issue 675,000 shares of its Class A common stock and notes in the principal amount of $2,100,000 pursuant to the Company’s Second Lien Loan Agreement entered into in July 2016 in exchange for $6,000,000 of the Company’s 5.5% Convertible Notes, saving $172,500 per year in cash interest expense.

This exchange transaction follows the accretive exchange earlier this month of $4,000,000 of Convertible Notes for common stock and warrants, saving $115,000 per year in interest expense. Additionally, in December, 2016, the Company entered into an exchange agreement for another $3,429,000 of the Company’s Convertible Notes for common stock and warrants, saving $188,595 per year in cash interest expense.

In total, through these three accretive transactions, the Company has now retired $13,429,000 of its Convertible Notes or approximately 21% of the total Notes balance, saving $476,095 in annual cash interest expense.

“These accretive exchange transactions continue to strengthen our balance sheet and set up our operations for enhanced profitability,” said Chris McGurk, Cinedigm’s Chairman and CEO. “We continue to make progress in lining up additional debt exchange opportunities.”

About Cinedigm

Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television.

Additionally, given Cinedigm’s infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm’s first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel, on March 3, 2015. The Company’s third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-F]

Contact:

Cinedigm
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com